UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 19, 2023

MBG Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56318	27-2262006
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MBG Holdings Inc.

4301 West Bank Dr. Suite 110B
Austin, Texas 78746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 360-0459

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MBGH	OTC Markets

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Item 7.01.	Regulation FD Disclosure

MBG Holdings Inc. (the “Company”) has announced that its subsidiary AMR Resources, LLC has finalized an Asset Purchase Agreement for the sale of its division that provides fiber services to Alliance Global Solutions, LLC as of September 15, 2023. The parties have a Transition Services Agreement in place with regard to the sale of the fiber services business.

Item 1.02	Termination of a Material Definitive Agreement

It has been confirmed in writing by N2Grate that the Company’s subsidiary AMR Resources, LLC has not been awarded and issued a renewed Purchase Order for Phase 8 of its National Deployment division. As such AMR Resources, LLC will be ceasing operations of its national deployment division and closing the department including a layoff of all employees related to this division.

Item 5.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18,2023 Director Antonio Munoz tendered his written resignation as a Director of MBG Holdings, Inc to the Company. The resignation as a Director was not the result of any disagreement with the Company on any matters relating to the Company’s operation, policies or practices.

2.01        Completion of Acquisition or Disposition of Assets

The Company's subsidiary AMR Resources, LLC intends to hold a warehouse sale to sell off equipment and assets that were used in projects that can no longer be Returned. It is the intent of the Company to clear AMR Resources, LLC’s warehouse through the sale of equipment and assets as well as disposal where applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2023	MBG Holdings Inc.

	By:	/s/ Joseph Baum
	Name:	Joseph Baum
	Title:	Chief Restructuring Officer

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